EXHIBIT 99.1
Operator^ Hello, and welcome to today's call to discuss Quanterix's acquisition of Akoya Biosciences. At this time, our participants have been placed in listen-only mode. The call will be open for your questions following the prepared remarks.

As a reminder, this conference call is being recorded and the press release and slide presentation regarding the transactions are available at the Investor Relations section of each company's website. The archive replay can be accessed there following the call.

I would now like to hand the call over to Joshua Young, Head of Investor Relations at Quanterix. Please go ahead.

Joshua Young^ Thank you and welcome everybody. Today's discussion of Quanterix's proposed acquisition of Akoya, including the answers to your questions, will contain statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to be materially different from those expressed or implied by such forward-looking statements.

These risks include, among others, matters that we described in our press release announcing this transaction and in our SEC filings. Unless required by law, we disclaim any obligation to update these forward-looking statements and encourage you to review the important information included in our press release regarding forward-looking statements, the forthcoming registration statement filing and solicitation matters.

Our participants today include Quanterix’s President and CEO, Masoud Toloue; and Chief Financial Officer, Vandana Sriram. After our prepared remarks, we'll open up for Q&A.

Now, I'd like to turn the call over to Masoud.

Masoud Toloue^ Thank you, Joshua. We're excited to speak with you today about the combination of our two companies. We believe that the transaction is a strong fit with our strategy and will create a true leader in our space with a one-of-a-kind integrated platform across the detection of blood and tissue-based protein biomarkers.

Our combined ability to serve customers with a fully integrated offering, unmatched innovation, speed, and reliability not only fills a void in the market, but is also expected to create significant value for shareholders of both companies.

The combined Akoya and Quanterix will serve three high growth markets across neurology, oncology, and immunology, and will go-to-market with a comprehensive suite of technology offerings backed by a strong cash balance, enabling us to reinvest in core growth opportunities and accelerate our path to profitability.

With that as a backdrop, I'll now spend a few minutes providing an overview of the transaction terms.

Akoya shareholders will receive 0.318 share of Quanterix stock for each share of Akoya they own. This represents a pro forma ownership of the combined company of 70% for Quanterix shareholders and 30% for Akoya shareholders.

As for leadership post-closing, Vandana and I will continue to lead Quanterix and we will operate under the Quanterix name. We look forward to welcoming two directors proposed by Akoya directors to our Board of Directors for a total of nine Quanterix directors.

As you have seen, certain shareholders controlling more than 50% of Akoya shares have signed a voting agreement in support of the transaction. Finally, we expect to close the transaction in the second quarter of 2025 following approval by both company's shareholders and satisfaction of various closing conditions and regulatory approvals.

So before Vandana and I review the many strategic and financial benefits of the transaction, I want to start by explaining why?

Philosophically, this transaction is so important for both Quanterix and our industry. The Quanterix mission lies in the advancement of enabling early detection of disease before symptoms appear. Today, we're combining two companies focused on different aspects of detection to create an offering able to address a broader range of customer needs.

Diseases like cancer begin in tissue, spread to blood, and often end up in organs such as lung and liver that ultimately takes life. To effectively detect and treat disease, we must measure signals as they follow this pathway.

Typically, you have pathologists doing research in blood and other pathologists only measuring biomarkers in tissue. Our vision is to bring clinical and anatomical pathology together to solve this problem. By combining the leader in ultra-sensitive biomarker detection in blood, Quanterix, with the leader in measuring biomarkers in tissue, Akoya Biosciences, we are building the toolset for this mission and uniquely positioned to speed up market development of new tests.

With that foundation, let me now add some further context to what this transaction means for Quanterix and how it will accelerate our strategic plan to create a scalable platform.

Our overarching strategic plan focuses on three core areas. Number one, growing our menu. Number two, expanding into adjacencies. And finally, translating into Alzheimer's disease diagnostics. We have consistently made progress across each area, but where I want to spend the most time today is on pillar two, expanding into adjacencies, as this is really where Akoya will strengthen our position.

Our Simoa platform is able to detect over 550 biomarkers in blood, largely targeted to detect neuro disease. Throughout Quanterix's history, the company has been highly indexed and a leader in the neurology field, but our applications have also manifested in oncology and immunology. Both are two high growth adjacencies and represent two of the largest markets with the greatest position for early detection. Expanding into these adjacencies will enhance our offerings in research and in academic settings, improving our ability to participate in the most dynamic subsectors of healthcare.

Our approach to each market is slightly different. For immunology, we've been focused on the launch of our upcoming new Mid-Plex Simoa platform; and for oncology, it is through tissue and blood biomarker monitoring and detection.

As we think about Akoya's profile, they check both boxes. Akoya's world-class spatial biology capabilities are the gold standard, with a roughly 1,300 installed base across oncology and immunology markets. And importantly, their instrument portfolio is highly complementary to Simoa.

Across our combined technology and service offerings, I like to think about our growth potential in three parts that will ultimately drive our continued strong double-digit organic growth.

First, menu. We'll apply our combined consumables product development engine to accelerate growth of new biomarker pairs across tissue and blood and deliver on the promise of our integrated platform, as I just described.

Second, services. We will replicate Quanterix's accelerator model to expand Akoya's tissue testing services portfolio. Our differentiated accelerator offerings have created a valuable franchise that has helped us deliver our consistent double-digit growth.

And third, footprint. Given the complementary nature of the transaction, there are significant new cross-selling opportunities across our combined installed base of over 2,300 instruments.

And when taken together, we now have the opportunity to go after a larger $5 billion Mid-Plex and spatial biology market, positioning us for sustainable growth and market leadership. So that is how we really look at the core pillar and the acceleration we'll see from Akoya.

As it relates to Diagnostics, we remain incredibly excited about our potential in the Alzheimer's diagnostics market. As Vandana will review in a moment, we will maintain our financial flexibility to continue building a leading global diagnostic testing infrastructure for Alzheimer's disease and strengthen our promising franchise.

Now, I'll turn the call over to Vandana to cover the financial profile of the combined company.

Vandana Sriram^ Thank you, Masoud. And I echo your excitement for the future of our combined company. The financial profile of this transaction sets both companies up on an accelerated path to profitability.

As Masoud mentioned, with our strong foothold in neurology and Akoya’s in oncology and immunology, similar customer profiles, and our proven track record of execution, this transaction paves the way to expanded opportunities for both companies. This acquisition will provide us with the opportunity to thoughtfully invest in our combined R&D and expand our commercial reach.

Additionally, there is significant opportunity to leverage a common operating and commercial infrastructure to realize considerable synergies of $40 million by the end of 2026. Of that, we expect to realize $20 million of savings within the first year after the deal closes.

These synergies will be achieved in three distinct areas. We expect to consolidate our commercial infrastructure by combining our geographic footprint and call points with customers.

On the operation side, Quanterix has already made significant investments in scalability as part of our transformation, and we will leverage those investments effectively in the combined company through driving synergies in testing and manufacturing.

And finally, streamlining duplicative corporate structures and general and administrative costs across our separate organizations will drive savings in the combined company.

Over a trailing 12-month period ended September 30, 2024, the combined company has generated revenues of approximately $220 million. We will provide an update on Quanterix's fourth quarter performance next week, and we expect the combined entity to support Quanterix's goal of achieving strong double-digit organic revenue growth.

With more than $300 million in combined cash today, we expect to have approximately $175 million in cash with no expected debt at the time of closing. This $175 million balance accounts for repayment of Akoya’s debt, all transaction costs, and a $20 million payment for our previously announced acquisition of EMISSION. We continue to have sufficient capital to invest in growth opportunities, including our planned investment of $20 million by the end of this year to advance Alzheimer's disease diagnostics.

Over the last couple of years, we've reduced our cash burn by approximately 50%. Between our continued initiative to prudently manage costs and the synergies we expect to achieve with this transaction, we now expect to be able to accelerate our profitability targets and believe we have a path to being cash flow positive in 2026.

With that, let me turn it back to Masoud.

Masoud Toloue^ Thank you, Vandana. In closing, we're bringing together two highly complementary companies that will not only enhance the scale and efficiency of our organization, but will make a meaningful difference to our customers who are on the front lines of treating patients.

I'd like to personally thank the CEO of Akoya, Brian McKelligon, and his team. They have built a compelling portfolio with very attractive growth opportunities. With our combined world-class talent, I'm confident we will deliver on the promise of this combination.

With that, let's begin Q&A.

QUESTIONS AND ANSWERS

Operator^ Ladies and gentlemen, we are now about to begin the Q&A session. (Operator Instructions) One moment, please, for your first question.

Your first question comes from the line of Sung Ji Nam of Scotiabank. Please go ahead.

Sung Ji Nam^ Hi, thanks for taking the question. Just curious, I know for Quanterix, the end market customer, by customer type split is roughly 50-50 academic and biopharma. And I know you guys are also ramping on the clinical side, but I'm curious what the split might be for Akoya at this point.

Vandana Sriram^ Yes, I can take that, Sung Ji. As you mentioned, our split is approximately, you know, varies between 45 and 55 between pharma biotech and academia. For Akoya, the split is slightly more skewed towards pharma, a little over 60% for pharma biotech and CROs, and the rest is academic and government.

Sung Ji Nam^ Okay, great. And then just kind of curious, obviously, a lot of synergies here and also great opportunities for the integrated company. Just kind of curious for the, and you mentioned the large install-base, you know, combining the two companies. Just kind of curious, what you know -- what kind of portion of that, or if there are customers that are currently leveraging both types of applications and technologies, or is this largely aspirational at this point? Just trying to get a sense of how much is currently in practice and how much of it would be contingent on you guys really building out capabilities to move easily from tissue to blood, et cetera.

Masoud Toloue^ Hey, Sung Ji. So, this is happening now. You know, I would say it's a very nascent and breaking scientific development. Researchers around the globe are looking at markers and tissue, and there are several publications that are coming out showing, you know key markers like ORF-1, PD-L1, and even HER2 showing up in solubilized form in blood, or as cargo in tumor-derived extracellular vesicles and serving as markers for detecting cancer.

So, this is happening. We're seeing these publications. They are using and they require the sensitivity of our platform to make the detection as things move from tissue to blood, and so we have a good sign of this being impactful in the future.

Sung Ji Nam^ And just then a quick follow-up on that. Is there a lot of overlap between your customer base versus Akoya's at this point or?

Masoud Toloue^ So, I would say between the combined 2,300 installed base, we see biomarker labs that are regularly using the great Akoya platform, and then across the hall they are using the Simoa platform, or in another lab, they are using the Simoa platform. So, in the end, we see biomarker labs who are interested in doing both, work in tissue and in blood, needing the combined platform for their discovery and for this new work.

Masoud Toloue^ We see biomarker labs who are interested in doing both, work in tissue and in blood, needing the combined platform for their discovery and for this new work.

Sung Ji Nam^ Great. Thank you so much.

Operator^ Your next question comes from the line of Kyle Mikson of Canaccord Genuity. Please go ahead.

Kyle Mikson^ Hey, guys. Thanks for the questions. Congrats on the deal. Congrats to Brian and Johnny over there at Akoya as well.

So I guess, first of all, could you talk about if the Akoya side is going to be changing its focus and strategy and spatial at all? Is the company still going to be kind of focused on like, you know, higher plex? I think that was kind of like the recent focus of Akoya. And then also, any interest on the Akoya side, and internal multi-omics program still that can detect just like RNA? I think that was like a focus in the past or is there going to be like a partnership model remaining? Basically, is the spatial business going to be High-Plex still as well as maybe, like a goal to get to multi-omics too? Thanks.

Masoud Toloue^ Hey, Kyle, I'll reserve that question for Brian to answer, you know, once we have a chance to talk with Brian. And we're probably not going to comment on Akoya specifically on this call. We're really focused on this call on the combination of the two companies and what that means.

Kyle Mikson^ All right. So, that's fair. Thanks for that. I guess, you know, both companies have significant services businesses that have been relatively kind of healthy and insulated in this environment. What's the benefits of having such a large service revenue mix going forward, and how do you see that kind of playing out over time?

Masoud Toloue^ Yes, that's a great question, Kyle. You know, we see three key growth drivers. First, there's menu, right? Over the last two years, Quanterix has grown reagents by 24%. We're a life science tools company. That means menu through our platform, and that's a key focus.

The second key point or growth driver is what you just brought up, Kyle, which is Services. We're going to replicate the Quanterix Accelerator model to expand the Akoya's tissue testing services portfolio. As you know, over the last two years, with the investments that we've made, the Accelerator program has grown over 33%. And we see real opportunity there as a combined entity offering services. So it's a key part of the focus and a key part of the plan once we combine.

Kyle Mikson^ And kind of maybe just clarify if Akoya strengthens your position in Alzheimer's diagnosis and the work that you've done so far, given that you can kind of target the tissue side maybe and maybe the kind of early research side of that area?

Masoud Toloue^ Yes, that's a great question. You know, we learned through the process that obviously Akoya is very active in neurology and in a lot of the early discoveries related to neurological disorders, including Alzheimer's disease. You know, a lot of the customers we talk to are involved in translation, but they are working or they are partnering with people who are trying to understand the biology of Alzheimer's disease. And as you know, it's still not very well understood.

So, we're really taking and bridging and going from discovery, all the way to translation, and having a combined company to be able to offer that across neurology, immunology, and oncology is pretty powerful.

Kyle Mikson^ Awesome. And final one, Vandana mentioned over $200 million of capital allocated for ‘24 and ‘25 to advance diagnostics. Does that include any investment in Akoya's clinical work?

Vandana Sriram^ To be clear, the 20 -- I referenced $20 million of investment in Alzheimer's diagnostics. This is the same $20 million that we had announced in the beginning of 2024. In the beginning of 2024, we had earmarked $20 million that would be spent between ‘24 and ‘25. And we remain committed to that investment and continue to move forward with that plan as we described before.

Masoud Toloue^ And then on the companion diagnostics part, Akoya, I think that, Kyle, that you were referring to Akoya has a great companion diagnostics business and we intend to make sure that that is moving forward, if not accelerating with investment.

Kyle Mikson^ All right. Makes sense. Thanks again, guys.

Operator^ Your next question comes from the line of Puneet Souda of Leerink Partners. Please go ahead.

Puneet Souda^ Hi, guys. Thanks for the questions here. So, first one is maybe a multi-part question. Masood, you know, why is now the best time to get into spatial technology? Because when you look at the opportunities that are ahead of you, you have Alzheimer's diagnostics. It's not easy to drive diagnostics while running the tools business. So obviously speed is needed there. You have FDA approval potentially down the line, and you have reimbursement and other milestones. So just trying to understand why is now the right time to pursue this.

And then, could you elaborate a bit more on how much of the business is going to be now translational versus pure research? And what can you do in the Accelerator part of the business, meaning how much that could actually help? But at the same time, it looks like it could potentially even cannibalize some of the sales that are happening as pharma companies could shift over their work towards Accelerator. So maybe just talk to us about those points.

Masoud Toloue^ Thanks, Puneet. I'll start with your first question on now and why now. And you know, I want to just go back and reemphasize of the strategy that Quanterix laid out two years ago when we underwent a large transformation. And we said at the outset that our strategy is going to be centered around three key pillars. And we've repeated these over and over, which is you can use the acronym GET to remind you of the three pillars.

It's G, we've got to Grow Menu. We're going to extend our lead position in neurology biomarkers. That's key to maintaining our number one position in translational, ultrasensitive detection of these markers. That's a key focus for us.

Number two, Expanding into Adjacencies. The Simoa platform, while we have 70% focus in neurology, is already in immunology and oncology. And we need to expand those adjacencies and make sure that others who are working in these fields have the power of ultra-sensitivity. So we need to democratize the platform and get Simoa into more labs. And a big focus of our strategy has been expanding into immunology and oncology. Obviously, as I mentioned in the earlier remarks, Akoya is a big part of that.

And then finally, T, the third pillar of our focus, is we're a Translational company. On the backs of Quanterix, we've taken biomarkers all the way from research, through discovery, to translation and now diagnostics. And as Vandana mentioned, we're very focused on our allocation of capital and resources for testing and building that infrastructure.

So we believe that, hey, we're going to be able to march on these three pillars effectively. We have a talented team that can work through this. And if anything, with a combination of Akoya, and their diagnostics efforts, we see some real synergies.

On your third -- on your second question related to accelerator and cannibalization, our focus two years ago in accelerator had always been this is synergistic, meaning its first a try -- it used to be a try before you buy, the Simoa platform. And it's become, hey, I have a fleet of Simoa or HDX’s in my laboratory or in my pharma environment, but I have so many samples. I need to run these samples in a place where I have a high throughput ability to get data.

And so a lot of our pharma customers have this dual model where they are running consumables, they have our instruments, they're adding instruments, but they need high capacity, high volume of the 24 systems we have here in accelerator. And you know, I can imagine, as we learn more and work together Akoya, this is going to be a similar scenario. So we don't see it as a cannibalization. In CapEx-constrained environments, as you can see, it's been very productive with our accelerator business growing at 33% over the last two years.

Puneet Souda^ Okay. That's helpful, Masoud. One question that we're getting from investors is, this year Akoya’s expectation, I think, in Street numbers is about $92 million. Is that something you are still comfortable with? And just want to clarify, I mean your expectations for 2025 given just the delays in the sales cycle, instrumentation sales and challenges that, I mean Akoya has seen. Obviously, they had to cut the guide for 2024. So just trying to understand, what are you baking in for our expectations this year?

Masoud Toloue^ Yes, you know, so again, I'm not going to comment on Akoya specifically, and Akoya standalone as a growth -- and their growth rates. But Akoya, I would just emphasize, has the largest install-base and supporting publications in tissue and spatial biology. And that perfectly pairs with our solutions.

We have proven ability to sustain double-digit growth despite the CapEx environment. I've talked about three ways that we're going to be very focused upon integration, driving growth between the combined companies, and I think this complementary nature of the acquisition and the vision we laid out in the early remarks are going to bring not just strong top-line revenue growth, but help improve cost position across the combined enterprise.

Puneet Souda^ Got it. And just last one if I could, for Vandana. On the $40 million cost synergies, could you elaborate a little bit more on that? How much of that is on the sales and commercial side? How much is sort of on the facilities that you are planning to shut down potentially? How much is, you know, maybe just to help us understand the overlap and redundancies?

Vandana Sriram^ Yes, thanks for the question, Puneet. You know, we do think there's tremendous opportunity for synergies here. All of the items you mentioned, you know, they are all part of that construct. And we spent a lot of time really digging into this through the diligence process with the help and collaboration of Brian and the team.

So the three key areas are really, firstly commercial. There's a lot of overlap in geography, in the areas we operate, in our business model, as well as our key customers.

So bringing that together as a total solution through one sales and service team is great from a cost perspective, but will also give better outcomes to our customers.

Then on the operations side, you know there's definitely a facility element here, but there's also a fair amount of commonality in our fulfillment processes. We spent a lot of time and investment over the last couple of years, very specifically investing in the scalability of our operations. So that gives us a lot of leverage here.

And then, you know, we're two small-cap public companies, so there's a fairly significant overlap in terms of the corporate function of both companies that we'll be able to streamline.

So, we'll develop these specifics as we continue to plan our integration and as we continue to move this forward. But all of the areas you mentioned are contemplated in that $40 million.

Puneet Souda^ Good, thanks, guys.

Masoud Toloue^ Thanks, Puneet.

Operator^ Your next question comes from the line of Matt Sykes of Goldman Sachs. Please go ahead.

Matt Sykes^ Hi, good morning. Thanks for taking my questions and congrats on the acquisition.

Maybe just kind of starting off from the last question, I'm just curious about cross-selling examples. Meaning, if you can maybe outline one or two theoretical ways that you envision the cross-selling happening and what the opportunities would be there. And then in part with that, how do you envision the commercial strategy?

Vandana, you kind of mentioned a little bit in the previous question, but I'm just curious about how do you maintain the specialist knowledge of some of the commercial field force on their respective instruments and offerings while at the same time trying to consolidate those two sales forces together? And do you expect to do some cross-fertilization of salespeople or product specialists within each group in order to help identify cross-selling opportunities that might not be obvious to the original commercial salesperson at the individual companies?

Masoud Toloue^ Hey, Matt. Yes, so I'll answer your first question first. And the first thing I would say is it's important to remember is that both companies measure biomarkers. Akoya is number one at measuring biomarkers in tissue. Quanterix is number one leader in ultrasensitive measure of biomarkers in blood.

And what we've seen and what we've already learned is that to measure, through our customers, we're seeing first signs of our customers measuring markers moving from tissue to blood. And that requires ultra-sensitivity.

So to date, about 20% of our install base is from oncology. However, within that base, we're showing new work that was traditionally just tissue. And I mentioned some of the markers, ORF-1, [PD-L1], HER2, showing up in blood or in extracellular vesicles and serving as markers for detecting cancer.

So, the amounts are small. Our customers need ultra-sensitivity for that detection. And by combining best-in-class tissue and blood detection, we're speeding up market development of new tests.

So we're already seeing this with our customers. We're already seeing this with customers using the Akoya platform. And we're basically pouring gas through this combination by accelerating this effort to build and speed up tests. So that's where we see great cross synergies across the teams.

And then the commercial side, as I've -- well, one, I would tell you that I'm personally, intimately familiar with this technology when the technology was at PerkinElmer.

And second, through that experience, we already have folks on our commercial team who've actually worked at Akoya. We have several world-class talented individuals who have experience with the technology at Quanterix. And have been reiterating the power of the technology.

So we've already, through just the fact that we're both based in Boston, they're in Marlborough, we're in Billerica. We have some cross-pollination here of our employees. And we know that strong, talented commercial individuals with experience in selling is going to be a key factor to this, and so we'll be keeping that in mind as we focus on the integration.

Matt Sykes^ Got it. Thanks for that. Very helpful.

And then on the EMISSION deal that you did earlier, I'm just curious as to how EMISSION would fit into any potential for synergies or cross-selling opportunities, or even just on the cost side from a manufacturing standpoint. And did you kind of have in mind both these acquisitions roughly at the same time, so they're synergistic, or is it just timing was different?

Masoud Toloue^ Thanks for that question, Matt. Yes. So, going back to the three pillars of Quanterix's growth strategy, growing menu, expanding its adjacencies; in the second pillar, expanding the adjacencies, we've talked about immunology and oncology being key areas that, as a company, we want to advance and develop new biomarkers, especially that require ultra-sensitivity. And with the EMISSION acquisition, we've been talking about the importance of multiplex, and that, for neurology, one to four biomarkers are perfect, but for immunology and oncology, the need for twice that amount is going to be critical.

And so, we're going to be talking, hopefully, at the beginning of this year about a new platform that we're going to be launching in 2025 that's going to be higher plex. We're going to talk about the attributes of that platform, and where EMISSION comes in is that EMISSION offers these proprietary dye-encoded beads that are really solid and allow us to expand our multiplexing and will be vertically integrated into that platform.

So that acquisition was in the mind of immunology and detection of ultra-sensitivity. We'll talk more about that in the coming days.

Matt Sykes^ Okay. Thanks very much.

Vandana Sriram^ And maybe just to add on EMISSION, really on EMISSION, we believe the key financial benefit really will be in recapturing margin. So, as we start to generate sales of the new platform, there'll be some amount of margin recaptured. That's how the payback works on EMISSION.

Matt Sykes^ Got it. Thank you very much.

Operator^ Your next question comes from the line of Dan Brennan of TD Cowen. Please go ahead.

Dan Brennan^ Great. Thank you. Thanks for the questions. Congrats on the deal.

Can you just discuss, first off, was this a competitive deal?

Masoud Toloue^ Yes, Dan. So, we're not going to get into that. However, that should all come out in the registration and the files when we publish them. But we're not going to get into the details of the transaction.

Dan Brennan^ Got it. Okay. I know there's been a couple of questions on the top line outlook. I'm just wondering, I mean, can you share any color regarding what type of top line growth you kind of assumed in your Akoya deal, kind of the deal model? Like, do you have an ROI target that you can share for the deal?

Masoud Toloue^ Yes. I mean, I think in the earlier remarks, we've said that with the vision that we have of, translating markers from tissue to blood and the test acceleration we're going to do, the combined effort of both companies really driving menu, our services, and the doubling of the footprint that we're going to get to strong double digit organic growth by 2026.

Dan Brennan^ Got it. Right, no, I saw that. Would you be comfortable defining strong double digit? Is that something in the mid-teens? Is that something north of 20? Any context around that?

Masoud Toloue^ Yes, Dan, we're going to, I think we've outlined strong double digit. We feel confident about that. We're going to learn more as things come together, probably towards the second quarter of this year.

And at that time, once we've seen and talked to teams and get a better sense of the opportunities in more finer detail, at that point, we'll provide some more color on strong double digit.

Dan Brennan^ Got it. And maybe between the PhenoCycler-Fusion and the PhenoCycler HT, one lower-plex, one higher, one like higher throughput lower-plex, and, one higher-plex lower throughput, can you just describe like are both of these equally interesting, exciting, the kind of go forward, kind of synergistic opportunity you see, or is one more important to you?

Masoud Toloue^ They're both leading platforms in the field. So Akoya has done -- and Akoya's management team and employees have done an incredible job in the largest footprint in spatial biology and tissue. And that's a testament to the quality of the technology.

And in the research space, we know that the cycler is used. It's used as we go and talk to labs and biomarker labs, we see the cycler in the field. And then as I said earlier, the HT is something that I'm intimately familiar with, and the performance of that platform is unmatched. And so, we see that in the translational markets. When we talk to our pharma customers, we see the HT platform, and it's running and it's running samples. And across the lab, they're using Simoa. And we're seeing the real opportunities and test development by monitoring that first biomarker in tissue leaking and going into blood.

And so, whether it's discovery for neurology with the cycler and translation with Quanterix, or this test development that may be more translational, we see the opportunity across both platforms, and we're very excited about both.

Dan Brennan^ And your business is heavily consumable service. Their business is heavily instrument. Like how do you think about taking on a heavy instrument business at this point?

Masoud Toloue^ I would say that in any sort of life science tools business, and our focus at Quanterix as well, has been menu. Key menu that we can provide customers is going to lead to higher and higher pull through on platform. We've seen that in our business with our reagents growing 24% with some of the initiatives that we've put in.

Frankly, Akoya's large installed base is music to everyone's ears here, and we intend to apply our product development engine to accelerate growth of menu across both companies. And we already have a suite of synergistic biomarkers in development.

Dan Brennan^ Got it. Terrific. Thank you.

Masoud Toloue^ Thanks, Dan.

Operator^ Your next question comes from the line of Tejas Savant of Morgan Stanley. Please go ahead.

Tejas Savant^ Hey, guys. Good morning, and thanks for the time here, and congrats on the deal.

Maybe just to kick things off, Masoud, can you just walk us through, your thoughts on competition and spatial proteomics as you evaluated Akoya and potentially other sort of like options out there as well? What about Akoya's approach jumped out at you through that process?

Masoud Toloue^ Yes, that's a great question. I'll refer back to the strategy that we outlined several years ago. And the growth in menu expand into adjacencies and translation and diagnostics. When we laid that out, our commitment was we're going to deliver on that strategy and every single component of that strategy will be delivered.

And so part of it, expanding his adjacencies was immunology and oncology. And when we set that strategy out, we were very interested in this vision of bringing clinical and anatomical pathology together to solve a very difficult problem that I alluded to earlier.

And we began looking for, in search of a company that was best at measuring biomarkers and tissues. Akoya is number one. And so, our focus from that point had been, we need to do something together to work and build a tool set to solve these complicated issue and disease.

Tejas Savant^ Got it. That's super helpful context, actually.

And then, it came up a little bit earlier on the call as well. But can you give us a sense for whether Akoya's like technology IP or expertise can help you increase plex on your platform beyond the 8 to 10 plex range that you already have in the works?

And conversely, I think you just alluded to the possibility of increasing throughput on Akoya's installed base. Now, that has always been a little bit of a gating factor for investors on that story. That's interesting technology and platform, but sort of relatively limited in terms of consumables pull through. So, what are the timelines in your mind in terms of being able to push that through on their installed base?

Masoud Toloue^ Yes, that as I mentioned, strong double-digit growth, combined company, we have a plan and it's going to be, as you alluded to, menu services, cross selling across the combined footprint.

On menu, two years ago at Quanterix, we looked at the opportunity of the platform and we said, on a per install basis, the platform is underutilized and we found that, hey, we need to increase menu and that in any life science tools company menu and pull through is the bread and butter.

And so, over two years, we invested time resources, we built a team, we redeveloped our assays, and we ensured that every single one of our platform in the market and in our cellular lab were going to do higher pull through with larger menu. We see the same opportunity at Akoya, Akoya's platforms are the highest throughput in the market.

And so, if you look at all spatial technologies, and all tissue technologies, Akoya has the highest opportunity for increasing throughput, especially with relates to protein-based biomarkers.

On your second question, Tejas, on the technology acceleration, yes, I think that's something that our teams are going to pay close attention to in the modalities of tissue and blood suggest some basic separate technologies, however, in our acquisition of EMISSION, we began alluding to while both our companies are protein-focused that we're starting to look at opportunities in nucleic acid DNA and RNA, just as Akoya has been doing. And as, our future becomes more multi-omic and the solutions are not just going to be DNA or RNA, but are going to require protein or combinations of those. We're paying great close attention to that and the good news is both our platforms have the capability to expand into those areas.

Tejas Savant^ Got it. That's really helpful, Masoud.

And the last one for me are, the last 12 to 18 months has been a rough time for Akoya. They've engaged in very significant cost cuts, and I think you guys laid out another $40 million over the next couple of years here in cost saves, partially from the commercial channel. So just walk us through how you're thinking about, balancing those cost saves with continuing to invest in R&D. These are innovative niches in the life sciences and there's a lot of players here throwing a lot of money at coming up with better solutions. So how are you going to think about the balance between investing in R&D and sort of reinvigorating growth versus achieving those commercial synergies?

Masoud Toloue^ Yes, so great question, Tejas. Well, first, I'll start and say, we have a very good understanding of the end market and the customers, and we believe we have the right organizational structure that will result in a significantly higher level of visibility as a combined entity.

And so, in a lot of ways, our plan is to repeat the playbook that we've had over the last six to eight quarters. You can see the results, and this time we're going to do it with our, with partners, with the folks, and the great people at Akoya and with the Akoya system and platform.

So on the R&D commercial side, look, we're a life science tools company. Akoya has a number one lead position in spatial and tissue. Quanterix is a number one lead position in ultrasensitive detection of protein biomarkers. We're going to maintain and extend that lead across both entities, and that means innovation and investment in technology.

And so that's going to be a key focus of us. We have the balance sheet, as one that I mentioned, on close to be able to do this, and it's going to be a continued focus of the organization.

Vandana Sriram^ Yes, and I just add, Tejas, if you look at how we've run this at Quanterix, over the last couple of years, we've been hyper-focused on reducing cash where it makes sense, but also investing where it makes sense.

So in 2024, we outlined significant investments. We'll continue to run the same play there, where there's clear synergy to be had and where there's operational efficiency, we will go after that, but at the same time, we will make sure that we continue to deploy capital towards growth.

Tejas Savant^ Got it. That's helpful color, guys. Appreciate the time, and good luck with the deal close.

Masoud Toloue^ Thanks, Tejas.

Operator^ There are no further questions at this time. I will now turn the call back over to Mr. Toloue for final closing remarks. Please go ahead.

Masoud Toloue^ Thank you, everyone, for joining. This transaction accelerates our progress by creating the first platform, as we talked about in the call, that lets researchers and clinicians track disease progression from tissue to blood. By starting in tissue and detecting early signs of complementary proteins in blood using ultrasensitive technology, we're uniquely positioned to speed up market development of new tests.

We look forward to working together with the Akoya team to achieve this mission. Thanks, everyone.

Operator^ Ladies and gentlemen, that concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines.

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction, Quanterix will file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “registration statement”), which will contain a joint proxy statement of Quanterix and Akoya and a prospectus of Quanterix (the “joint proxy statement/prospectus”), and each of Quanterix and Akoya may file with the SEC other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN THEIR ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY QUANTERIX AND AKOYA, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT QUANTERIX, AKOYA AND THE PROPOSED TRANSACTION. A definitive copy of the joint proxy statement/prospectus will be mailed to Quanterix and Akoya stockholders when that document is final. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus, as well as other filings containing information about Quanterix and Akoya, free of charge from Quanterix or Akoya or from the SEC’s website when they are filed. The documents filed by Quanterix with the SEC may be obtained free of charge at Quanterix’s website, at www.quanterix.com, or by requesting them by mail at Quanterix Investor Relations, 900 Middlesex Turnpike, Billerica, MA 01821. The documents filed by Akoya with the SEC may be obtained free of charge at Akoya’s website, at www.akoyabio.com, or by requesting them by mail at Akoya Biosciences, Inc., 100 Campus Drive, 6th Floor, Marlborough, MA 01752, Attn: Chief Legal Officer.

PARTICIPANTS IN THE SOLICITATION

Quanterix and Akoya and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quanterix or Akoya in respect of the proposed transaction. Information about Quanterix’s directors and executive officers is available in Quanterix’s proxy statement dated April 15, 2024, for its 2024 Annual Meeting of Stockholders, and other documents filed by Quanterix with the SEC. Information about Akoya’s directors and executive officers is available in Akoya’s proxy statement dated April 23, 2024, for its 2024 Annual Meeting of Stockholders, and other documents filed by Akoya with the SEC. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Quanterix or Akoya as indicated above.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger of Quanterix and Akoya, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on, among other things, projections as to the anticipated benefits of the proposed transaction as well as statements regarding the impact of the proposed transaction on Quanterix’s and Akoya’s business and future financial and operating results, the amount and timing of synergies from the proposed transaction and the closing date for the proposed transaction. Words and phrases such as “may,” “approximately,” “continue,” “should,” “expects,” “projects,” “anticipates,” “is likely,” “look ahead,” “look forward,” “believes,” “will,” “intends,” “estimates,” “strategy,” “plan,” “could,” “potential,” “possible” and variations of such words and similar expressions are intended to identify such forward-looking statements. Quanterix and Akoya caution readers that forward-looking statements are subject to certain risks and uncertainties that are difficult to predict with regard to, among other things, timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks and uncertainties include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement entered into between Quanterix and Akoya; the outcome of any legal proceedings that may be instituted against Quanterix or Akoya; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) and stockholder approvals or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all; the possibility that the anticipated benefits and synergies of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Quanterix and Akoya do business; the possibility that the proposed transaction may be more expensive to complete than anticipated; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; changes in Quanterix’s share price before the closing of the proposed transaction; risks relating to the potential dilutive effect of shares of Quanterix common stock to be issued in the proposed transaction; and other factors that may affect future results of Quanterix, Akoya and the combined company. Additional factors that could cause results to differ materially from those described above can be found in Quanterix’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, Akoya’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents Quanterix and Akoya file with the SEC, which are available on the SEC’s website at www.sec.gov.

All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by the cautionary statements contained or referred to herein. If one or more events related to these or other risks or uncertainties materialize, or if Quanterix’s or Akoya’s underlying assumptions prove to be incorrect, actual results may differ materially from what Quanterix and Akoya anticipate. Quanterix and Akoya caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and are based on information available at that time. Neither Quanterix nor Akoya assumes any obligation to update or otherwise revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws.